Exhibit 10.1

EVERQUOTE, INC.

PERFORMANCE-BASED STOCK OPTION AGREEMENT

EverQuote, Inc. (the “Company”) hereby grants the following performance-based stock option pursuant to its 2018 Equity Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of optionee (the “Participant”):
Grant Date:
Incentive Stock Option or Non-Qualified Stock Option:
Number of shares of Class A Common Stock subject to this option (“Shares”):
Option exercise price per Share:
Number, if any, of Shares that vest immediately on the grant date:
Shares that are subject to vesting schedule:
Vesting Start Date:
Final Exercise Date:

Vesting Schedule:

The vesting of the option will be subject to achievement Performance Goal and the Employment Condition, each as defined and set forth on Schedule 1.

As a condition to the receipt of this option, the Participant agrees and acknowledges, by executing this Notice of Grant below, that the Participant shall not be eligible to receive any future equity grants from the Company unless and until the Performance Goal (as defined on Schedule 1) is initially achieved and first vests, or the option otherwise terminates.

EVERQUOTE, INC.
Signature of Participant
Street Address	By:	Name of Officer: Title:
City/State/Zip Code

EVERQUOTE, INC.

Stock Option Agreement

Incorporated Terms and Conditions

1.    Grant of Option.

This agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2018 Equity Incentive Plan (the “Plan”), the number of Shares set forth in the Notice of Grant of Class A Common Stock, $0.001 par value per share, of the Company (“Class A Common Stock”), at the exercise price per Share set forth in the Notice of Grant. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

The option evidenced by this agreement shall be intended to be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”), to the maximum extent permitted by law, solely to the extent designated as an incentive stock option in the Notice of Grant. Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.    Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth in the Notice of Grant.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.    Exercise of Option.

(a)    Form of Exercise.

(1)    General. Each election to exercise this option shall be in writing, in the form of the Stock Option Exercise Notice attached as Annex A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, or in such other form (which may be electronic) as is approved by the Company, together with payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(2)    Automatic Exercise. Notwithstanding Section 3(a)(1), this option, to the extent vested and not yet exercised in full, shall be automatically, and without any action on the part of the Participant, exercised on the last trading day prior to the Final Exercise Date (the “Automatic Exercise Date”), with such exercise effected through the Company’s then-current broker-assisted exercise facility. To the extent that the trading price of the Class A Common Stock is less than the exercise price of the option on the Automatic Exercise Date, the option shall terminate on the Final Exercise Date.

(b)    Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)    Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate six months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the restrictive covenants (including, without limitation, the non-competition, non-solicitation, or confidentiality provisions) of any employment agreement, consulting agreement, confidentiality, nondisclosure or invention assignment agreement, severance agreement or other employment-related agreement, or any other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)    Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not prior to such death or disability terminated its relationship with the Participant for “Cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)    Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment or other relationship by the Company for Cause, and the effective date of such termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment or other relationship shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination). If the Participant is subject to an individual employment, consulting, severance or other employment-related agreement with the Company, or eligible to participate in a Company severance plan or arrangement, in any case which agreement, plan or arrangement contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement, plan or arrangement. Otherwise, “Cause” shall mean (i) the commission of any act by the Participant constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law); (ii) the Participant’s engaging in any other act of dishonesty, fraud, intentional misrepresentations, moral turpitude, illegality or harassment, which, as determined in good faith by the Company, would: (A) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (B) expose the Company to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by the Participant to follow the directives of the Company’s chief executive officer or the Company’s Board of Directors; (iv) any material breach by the Participant of any agreement between the Participant and the Company; or (v) any material misconduct, violation of the Company’s policies, or willful and deliberate nonperformance of duty (other than by reason of disability) by the Participant in connection with the business affairs of the Company.

4.    Tax Matters.

(a)    Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

(b)    Disqualifying Disposition. If this option is an incentive stock option and the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

5.    Transfer Restrictions; Clawback.

(a)    This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

(b)    In accepting this option, the Participant agrees to be bound by any clawback policy that the Company may adopt in the future.

6.    Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

ANNEX A

EVERQUOTE, INC.

Stock Option Exercise Notice

EverQuote, Inc.

210 Broadway

Cambridge, MA 02139

Dear Sir or Madam:

I,                           (the “Participant”), hereby irrevocably exercise the right to purchase             shares of Class A Common Stock, $0.001 par value per share (the “Shares”), of EverQuote, Inc. (the “Company”) at $             per share pursuant to the Company’s 2018 Equity Incentive Plan and a stock option agreement with the Company dated                      (the “Option Agreement”). Enclosed herewith is a payment of $        , the aggregate purchase price for the Shares. The certificate for the Shares should be registered in my name as it appears below or, if so indicated below, jointly in my name and the name of the person designated below, with right of survivorship.

Dated:

Signature Print Name:

Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):

SCHEDULE 1

Performance Vesting Provisions

[Applicable Vesting Conditions]